                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): September 16, 1996


                             ACCUSTAFF INCORPORATED
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         FLORIDA                    0-24484                  59-3116655
- --------------------------------------------------------------------------------
     (State or other              (Commission             (I.R.S. Employer
     jurisdiction of              File Number)           Identification No.)
     incorporation)


      6440 ATLANTIC BOULEVARD, JACKSONVILLE, FL                32211
- --------------------------------------------------------------------------------
    (Address of principal executive offices)                 (Zip Code)


       Registrant's telephone number, including area code: (904) 725-5574
                                                           --------------

                                      N/A
       -----------------------------------------------------------------
         (Former name or former address, if changed since last report.)

ITEM 5. OTHER EVENTS.

     On June 19, 1996, AccuStaff Incorporated (the "Company") acquired The McKinley Group, Inc. and its affiliated company, MGI Services, Inc. (collectively "McKinley") in a transaction accounted for as a pooling-of-interests. The Company filed the required financial statements of McKinley and the required AccuStaff pro forma financial statements as part of a Current Report on Form 8-K/A dated June 19, 1996. On August 26, 1996 AccuStaff announced that it had entered into a definitive agreement to merge with Career Horizons, Inc. ("Career") (the "Merger"). As part of completing the Merger, AccuStaff is required to prepare and file with the Securities and Exchange Commission a registration statement on Form S-4 registering the AccuStaff common stock to be issued to holders of Career common stock in the Merger. AccuStaff is required to file, as part of the registration statement, its financial statements as restated to reflect the McKinley acquisition. Those restated financial statements as well as a restated Management's Discussion and Analysis of Financial Condition and Results of Operations are filed herewith so that they may each be incorporated by reference into AccuStaff's registration statement on Form S-4 relating to the Merger.

ITEM 7. EXHIBITS.

23.1  Consent of Coopers & Lybrand L.L.P.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        ACCUSTAFF INCORPORATED

                                        By: /s/ Derek E. Dewan
                                           -------------------------
                                            Derek E. Dewan
                                            President and Chief Executive
                                            Officer

Dated:  September 16, 1996
      --------------------

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
AccuStaff Incorporated

     We have audited the consolidated balance sheets of AccuStaff Incorporated and Subsidiaries as of December 31, 1995 and January 1, 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The financial statements give retroactive effect to the mergers of AccuStaff Incorporated and subsidiaries and PTA International on January 2, 1996 and The McKinley Group, Inc. and subsidiary on June 19, 1996, which have been accounted for as a poolings of interests as described in Note 2 to the consolidated financial statements.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AccuStaff Incorporated and Subsidiaries at December 31, 1995 and January 1, 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.



                                                /s/ Coopers & Lybrand L.L.P.
Jacksonville, Florida
March 15, 1996, except for
the last paragraph of Note 6 and
the last paragraph of Note 11
as to which the date is
March 27, 1996 and, except for
the basis of presentation
section of Note 12 and the
resulting effects on the
consolidated financial
statements and notes thereto
as to which the date is
September 16, 1996.

                    ACCUSTAFF INCORPORATED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                             ASSETS
                                                                       DECEMBER 31,    JANUARY 1
                                                                           1995           1995
Current assets:
  Cash and cash equivalents.......................................     $ 34,427,338   $ 9,086,988
  Investments.....................................................                -     6,814,667
  Accounts receivable, net........................................       41,265,464    17,173,576
  Prepaid expenses................................................        1,170,107       478,101
  Deferred income taxes...........................................        1,353,000       705,000
                                                                       ------------   -----------
  Total current assets............................................       78,215,909    34,258,332

Furniture, equipment, and leasehold improvements, net.............        6,234,587     2,042,068
Goodwill, net.....................................................       65,489,186     3,766,328
Other assets......................................................          931,302       411,732
                                                                       ------------   -----------
            Total assets..........................................     $150,870,984   $40,478,460
                                                                       ============   ===========

                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable, current portion..................................     $ 10,512,696   $ 1,354,994
  Accounts payable and accrued expenses...........................        4,139,634     1,344,839
  Accrued payroll and related taxes...............................        9,533,603     3,917,685
  Accrued workers' compensation claims............................        2,700,000     1,500,000
                                                                       ------------   -----------
           Total current liabilities..............................       26,885,933     8,117,518

Convertible subordinated debentures...............................        2,300,000     1,800,000
Notes payable, long-term portion..................................        4,509,633       168,542
Deferred income taxes.............................................          276,000       145,000
                                                                       ------------   -----------
            Total liabilities.....................................       33,971,566    10,231,060

Commitments
Stockholders' equity:
  Preferred stock, $.01 par value; 10,000,000 shares authorized;
    no shares issued and outstanding..............................               __            __
  Common stock, $.01 par value; 60,000,000 shares authorized;
    51,374,022 and 34,814,160 shares issued and outstanding in
    1995 and 1994, respectively...................................          513,740        58,023
  Additional contributed capital..................................       96,765,192    22,764,252
  Retained earnings...............................................       19,699,730     7,600,594
                                                                       ------------   -----------
                                                                        116,978,662    30,422,869
    Less: Deferred stock compensation.............................          (79,244)     (175,469)
                                                                       ------------   -----------
    Total stockholders' equity....................................      116,899,418    30,247,400
                                                                       ------------   -----------
    Total liabilities and stockholders' equity....................     $150,870,984   $40,478,460
                                                                       ============   ===========


          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                    ACCUSTAFF INCORPORATED AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                              YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                             DECEMBER 31,    JANUARY 1,      JANUARY 2
                                                                 1995           1995           1994
                                                             ------------   ------------   ------------

Revenue...................................................   $316,847,230   $166,625,549   $108,199,282
Cost of revenue...........................................    256,844,480    136,397,780     89,142,845
                                                             ------------   ------------   ------------
  Gross profit............................................     60,002,750     30,227,769     19,056,437
Operating expenses:
  General and administrative..............................     38,694,864     22,073,669     16,906,817
  Depreciation and amortization...........................      2,301,484        877,442        363,619
                                                             ------------   ------------   ------------
    Total operating expenses..............................     40,996,348     22,951,111     17,270,436
    Income from operations................................     19,006,402      7,276,658      1,786,001
                                                             ------------   ------------   ------------
Other income (expense):
  Management fee..........................................              -              -        127,508
  Interest income.........................................        820,570        336,456          5,842
  Interest expense........................................       (861,734)      (557,317)      (458,397)
  Other, net..............................................        146,440         46,043          6,995
                                                             ------------   ------------   ------------
    Total other income (expense)..........................        105,276       (174,818)      (318,052)
                                                             ------------   ------------   ------------
Income before provision for income taxes..................     19,111,678      7,101,840      1,467,949
Provision for income taxes................................      5,366,700      1,880,000        445,000
                                                             ------------   ------------   ------------
      Net income..........................................   $ 13,744,978   $  5,221,840   $  1,022,949
                                                             ============   ============   ============
Earnings per share of common and common stock equivalents    $       0.32   $       0.18   $       0.04
                                                             ============   ============   ============
Unaudited pro forma data (Note 2):
  Income before provision for pro forma income
    taxes................................................    $ 13,744,978   $  5,221,840   $  1,022,949
  Provision for pro forma income taxes pro forma.........       1,987,753        791,563        119,373
                                                             ------------   ------------   ------------
    Pro forma net income.................................    $ 11,757,225      4,430,277        903,576
                                                             ============   ============   ============
  Pro forma earnings per share...........................           $0.27          $0.15          $0.04
                                                             ============   ============   ============
  Weighted average number of common shares
    and common share equivalents outstanding.............      43,385,544     29,967,354     24,989,364
                                                             ============   ============   ============


          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                    ACCUSTAFF INCORPORATED AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                             PREFERRED STOCK      COMMON STOCK        ADDITIONAL
                             ---------------   -------------------   CONTRIBUTED      RETAINED
                             SHARES  AMOUNT    SHARES     AMOUNT       CAPITAL        EARNINGS
                             ------  -------   ------    ---------   -----------    -----------
Balance, January 3, 1993...       -  $    -   3,604,017   $ 36,040   $ 2,465,995    $ 1,445,805
Purchase of treasury stock.       -       -           -          -             -              -
Sale of treasury stock.....       -       -           -          -             -              -
Common stock issued under
    employee stock
    purchase plan...........      -       -      51,113        511       382,839              -
Grant of restricted stock
   pursuant  to employment
   agreement................      -       -           -          -        88,050              -
Deferred stock compensation..     -       -           -          -       188,300              -
Vesting of stock options....      -       -           -          -             -              -
Net income..................      -       -           -          -             -      1,022,949
Distribution to former
   shareholders of acquired
   S-corporation.............     -       -           -          -             -        (33,600)
                             ------  ------   ---------   --------    ----------    -----------
Balance, January 2, 1994.....     -       -   3,655,130     36,551     3,125,184      2,435,154
Purchase of treasury stock...     -       -           -          -             -              -
Sale of treasury stock.......     -       -           -          -             -              -
Common stock issued under
    employee stock
    purchase plan...........      -       -      12,760        127        95,573              -
Sale of Common Stock........      -       -   2,048,804     20,488    19,029,357              -
Conversion of subordinated
    debentures..............      -       -      66,666        667       499,328              -
Issuance of restricted
    stock...................      -       -      15,000        150          (150)             -
Vesting of stock options....      -       -           -          -             -              -
Vesting of restricted stock.      -       -           -          -             -              -
Exercise of stock options...      -       -       4,000         40        14,960              -
Net income..................      -       -           -          -             -      5,221,840
Distribution to former
   shareholders of acquired
   S-corporation.............     -       -           -          -             -        (56,400)
                             ------  ------   ---------   --------    ----------    -----------

Balance, January 1, 1995....      -       -   5,802,360     58,023    22,764,252      7,600,594
Sale of Common Stock........      -       -   2,500,000     25,000    72,378,282              -
Conversion of subordinated
    debentures..............      -       -     187,877      1,879     1,498,107              -
Vesting of stock options....      -       -           -          -             -              -
Vesting of restricted stock.      -       -           -          -             -              -
Exercise of stock options...      -       -      72,100        721       394,968              -
Tax benefit arising from
   early dispositions
    of stock  issued upon
    exercise of stock
    options                       -       -           -          -       157,700              -
Net income.................       -       -           -          -             -     13,744,978
McKinley income for the
 three months ended
 December 31, 1994.........       -       -           -          -             -        704,517
Distribution to former
   shareholders of acquired
   S-corporation...........       -       -           -          -             -     (2,350,359)
2 for 1 stock split........       -       -   8,562,337     85,623       (85,623)             -
3 for 1 stock split........       -       -  34,249,348    342,494      (342,494)             -
                             ------  ------   ---------   --------    ----------    -----------

Balance, December 31, 1995..      -       -  51,374,022   $513,740   $96,765,192    $19,699,730
                             ======  ======  ==========   ========   ===========    ===========


                                                       DEFERRED
                              TREASURY STOCK            STOCK
                             SHARES    AMOUNT        COMPENSATION          TOTAL
                             ------   --------         ---------      ------------
Balance, January 3, 1993...       -   $   ----        $      ----     $  3,947,840
Purchase of treasury stock.    4,934     37,005              ----           37,005
Sale of treasury stock.....   (4,934)   (37,005)             ----          (37,005)
Common stock issued under
    employee stock
    purchase plan...........      -          -                  -          383,350
Grant of restricted stock
    puursuant  to employment
   agreement................      -          -            (88,050)               -
Deferred stock compensation.      -          -           (188,300)               -
Vesting of stock options...       -          -             23,000           23,000
Net income.................       -          -                  -        1,022,949
Distribution to former
   shareholders of acquired
   S-corporation...........      -          -                  -          (33,600)
                             ------   --------         ---------      ------------

Balance, January 2, 1994....      -          -           (253,350)       5,343,539
Purchase of treasury stock... 4,530     33,795                  -           33,795
Sale of treasury stock...... (4,530)   (33,795)                 -          (33,795)
Common stock issued under
    employee stock
     purchase plan..........      -          -                  -           95,700
Sale of Common Stock........      -          -                  -       19,049,845
Conversion of subordinated
    debentures..............      -          -                  -          499,995
Issuance of restricted
    stock...................      -          -                  -               --
Vesting of stock options....      -          -             52,200           52,200
Vesting of restricted stock.      -          -             25,681           25,681
Exercise of stock options...      -          -                  -           15,000
Net income..................      -          -                  -        5,221,840
Distribution to former
   shareholders of acquired
   S-corporation.............     -          -                  -          (56,400)
                             ------   --------         ---------      ------------

Balance, January 1, 1995....      -          -           (175,469)      30,247,400
Sale of Common Stock........      -          -                  -       72,403,282
Conversion of subordinated
    debentures..............      -          -                  -        1,499,986
Vesting of stock options....      -          -             52,200           52,200
Vesting of restricted stock.      -          -             44,025           44,025
Exercise of stock options..       -          -                  -          395,689
Tax benefit arising from
    early  dispositions
    of stock issued upon
    exercise of stock
    options                       -          -                  -          157,700
Net income...............         -          -                  -       13,744,978
McKinley income for the
   three months ended
   December 31, 1994 ....         -          -                  -          704,517
Distribution to former
   shareholders of acquired
   S-corporation.............     -          -                  -       (2,350,359)
2 for 1 stock split........       -          -                  -                -
3 for 1 stock split........       -          -                  -                -
                             ------   --------         ---------      ------------

Balance, December 31, 1995..      -   $      -         $ (79,244)     $116,899,418
                             ======   ========         =========      ============


                    ACCUSTAFF INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                               DECEMBER 31,    JANUARY 1,      JANUARY 2
                                                                   1995           1995           1994
                                                               ------------   -----------    -----------
Cash flows provided by (used in) operating activities:
  Net income.................................................   $ 13,744,978   $  5,221,840   $  1,022,949
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities:
      Depreciation and amortization..........................      2,301,484        877,442        363,619
      Provision for doubtful accounts........................        422,978        270,000        182,417
      Deferred income taxes..................................       (543,700)      (398,000)      (266,000)
      Compensation for stock options granted.................         96,225         77,881         23,000
      Changes in certain assets and liabilities:
        Accounts receivable..................................     (8,300,144)    (5,422,354)      (711,076)
        Prepaid expenses.....................................       (158,400)           318        (71,317)
        Other assets.........................................       (123,369)       (87,614)      (203,362)
        Accounts payable and accrued expenses................        597,228        866,855       (171,825)
        Accrued payroll and related taxes....................      2,469,957      1,592,237       (597,467)
        Accrued workers' compensation........................      1,200,000        700,000        650,372
                                                               -------------   ------------   ------------
          Net cash provided by operating activities               11,707,237      3,698,605        221,310
                                                               -------------   ------------   ------------
Cash flows provided by (used in) investing activities:
  Purchases of investments...................................     (2,027,658)    (8,150,269)             -
  Sales and maturities of investments........................      8,842,325      1,335,602              -
  Purchase of furniture, equipment and leasehold improvements     (3,452,832)      (644,387)      (615,877)
  Restricted cash............................................             --      1,761,178     (1,651,178)
  Purchase of businesses. including additional earn-outs
    on acquisitions, net of cash acquired....................    (56,297,723)    (1,011,183)      (726,268)
                                                               -------------   ------------   ------------
          Net cash used in investing activities..............    (52,935,888)    (6,709,059)    (2,993,323)
                                                               -------------   ------------   ------------
Cash flows provided by (used in) financing activities:
  Bank overdraft.............................................             --       (866,708)       544,459
  Proceeds from issuance of common stock.....................     72,956,671     19,160,540        383,970
  Proceeds from issuance of convertible subordinated
    debentures...............................................      2,000,000      2,300,000              -
  Borrowings on notes payable................................      8,873,526     79,049,035     98,198,587
  Repayments on notes payable................................    (15,615,354)   (87,638,964)   (96,212,029)
  Distributions  to former shareholders of acquired S-Corp...     (2,350,359)       (90,000)       (33,600)
  McKinley income for the three months ended Dec. 31, 1994...        704,517              -              -
  Purchase of treasury stock.................................             --        (33,795)       (37,005)
  Sale of treasury stock.....................................             --         33,795         37,005
                                                               -------------   ------------   ------------
        Net cash provided by financing activities............     66,569,001     11,913,903      2,881,387
                                                               -------------   ------------   ------------
Net increase in cash and cash equivalents....................     25,340,350      8,903,449        109,374
Cash and cash equivalents, beginning of year.................      9,086,988        183,539         74,165
                                                               -------------   ------------   ------------
Cash and cash equivalents, end of year.......................   $ 34,427,338   $  9,086,988   $    183,539
                                                                ============   ============   ============

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                    ACCUSTAFF INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (CONTINUED)

                                        YEAR ENDED   YEAR ENDED   YEAR ENDED
                                       DECEMBER 31,  JANUARY 1,   JANUARY 2
                                           1995         1995         1994
                                      ------------   ----------  -----------
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid........................    $  561,601   $  560,718    $454,287
Income taxes paid....................    $5,513,049   $2,217,638    $950,000

           SUPPLEMENTAL NON CASH INVESTING AND FINANCING ACTIVITIES:

  On December 13, 1993, the Company purchased the outstanding common stock of Mid-States Technical Staffing Services, Inc. for $900,000. In connection with the acquisition. liabilities were assumed as follows:

Fair value of assets acquired. including goodwill of $392,433... $1,210,615
Cash paid for the capital stock.................................   (900,000)
                                                                 ----------
Liabilities assumed............................................. $  310,615
                                                                 ==========

  In fiscal 1993, the Company recorded deferred compensation expense with a corresponding increase to Additional Contributed Capital of $188,300 for the granting of compensatory stock options and $88,050 for the restricted stock award, respectively.

  On March 2, 1994, the Company acquired all of the outstanding stock of Debbie Temps, Inc. for $1,000,000. In connection with the acquisition, liabilities were assumed as follows:

Fair value of assets acquired. including goodwill of $392,433..... $ 1,210,615
Fair value of assets acquired, including goodwill of $3,085,282... $ 4,919,882
Cash paid for the capital stock...................................  (1,000,000)
                                                                   -----------
Liabilities assumed, including notes payable
  to former stockholders of $3,100,000............................ $ 3,919,882
                                                                   ===========

  In fiscal 1994 a member of the Board of Directors converted a $500,000 subordinated debenture for 399,996 shares of common stock. Also in 1994, 90,000 shares of stock were issued to the President and Chief Executive Officer pursuant to the terms of a restricted stock grant.

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                    ACCUSTAFF INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (CONTINUED)

  During fiscal 1995, the Company acquired the operating assets, including certain acquisition costs, of Contemporary Personnel Services, Inc. and acquired all the outstanding stock of Attorneys Per Diem, Inc., LawStaf, Inc., Matthews Professional Employment Specialists, Inc., Dupay Enterprises, Inc. d/b/a ASOSA Personnel, Bogard Temps, Inc., Special Counsel International, Inc., Computer Professionals, Inc., Advance/Possis Technical Services, Inc., and HR Management Services, Inc. for $53,196,666. In connection with the acquisitions, liabilities were assumed as follows:

    Fair value of assets acquired, including goodwill of $59,226,180.........   $ 79,950,685
    Cash paid................................................................    (53,196,666)
                                                                                ------------
    Liabilities assumed, including notes payable to sellers of $15,037.000 ..   $ 26,754,019
                                                                                ============

  In fiscal 1995, convertible subordinated debentures of $1,500,000 were converted into 1,127,262 shares of common stock.

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS:

  AccuStaff Incorporated and Subsidiaries (the Company) is a national provider of strategic staffing and outsourcing services to businesses, professional and service organizations and governmental agencies. As of December 31, 1995, the Company operated 94 branch offices in 22 states and the District of Columbia (98 branch offices in 22 states and the District of Columbia after giving effect to the mergers mentioned below). The Company's business is organized into three divisions: the Commercial division, the Professional Services division and the Telecommunications division. The Company's Commercial and Professional Services divisions provide a wide range of services to a diversified mix of clients, while its Telecommunications division furnishes trained telecommunications personnel primarily to American Transtech, Inc. (ATI), a subsidiary of AT&T.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
   BASIS OF PRESENTATION
  On January 2, 1996 the Company acquired all of the stock of PTA International, d/b/a/ Perma Temp Agency (PTA) in exchange for 1,766,844 shares of the Company's voting common stock. On June 19, 1996 the Company acquired all of the stock of The McKinley Group (McKinley) in exchange for 1,857,150 shares of the Company's voting stock. Both acquisitions have been accounted for under the pooling of interests method of accounting. The consolidated financial statements of the Company have been restated to give retroactive effect to the mergers with PTA on January 2, 1996 and McKinley on June 19, 1996. McKinley's former fiscal years ended on September 30, 1995, 1994, and 1993. The fiscal years ended September 30, 1994 and 1993 of McKinley were combined with the years ended January 1, 1995 and January 2, 1994, respectively. The calendar year ended December 31, 1995 of McKinley was combined with the fiscal year ended December 31, 1995 for AccuStaff. An adjustment to AccuStaff's retained earnings for the income of McKinley for the three months ended December 31, 1994 has been made to properly state the equity balance at December 31, 1995. The reconciliation below details the effects of the poolings of PTA and McKinley on the previously reported revenues, net income and stockholders' equity of AccuStaff.


                                       YEAR ENDED   YEAR ENDED1    YEAR ENDED
                                      DECEMBER 31,   JANUARY 1,    JANUARY 2
                                          1995          1995          1994
                                      ------------  ------------   -----------
Revenue as previously reported        $267,616,204  $137,050,963  $ 89,135,958
Revenues, PTA                           29,994,246    22,830,953    16,961,038
Revenues, McKinley                      19,236,780     6,743,633     2,102,286
                                      ------------  ------------  ------------
Revenues, as reported                  316,847,230   166,625,549   108,199,282
                                      ------------  ------------  ------------

Net Income, as previously reported       8,699,414     3,004,637       711,343
Net Income, PTA                              3,194       672,994         6,332
Net Income, McKinley                     5,042,370     1,544,209       305,274
                                      ------------  ------------  ------------
Net Income, as reported               $ 13,744,978  $  5,221,840  $  1,022,949
                                      ------------  ------------  ------------


                                        COMMON STOCK         ADDITIONAL                           DEFERRED
                                    ---------------------   CONTRIBUTED           RETAINED          STOCK
                                      SHARES     AMOUNT       CAPITAL             EARNINGS       COMPENSATION       TOTAL
                                    ----------   --------   -----------         -----------     -------------   ------------
Balance, January 3, 1993, as
 previsoulsy reported                3,000,000   $ 30,000   $ 2,230,535         $   189,608       $       -     $  2,450,143
Balance, January, 1993, PTA            294,492      2,945       235,460           1,101,277               -        1,339,682
Balance, January, 1993, McKinley       309,525      3,095             -             154,920               -          158,015
                                    ----------   --------   -----------         -----------   -------------     ------------
Balance, January, 1993, as
 reported                            3,604,017     36,040     2,465,995           1,445,805               -        3,947,840
                                    ----------   --------   -----------         -----------   -------------     ------------
Balance, January 2, 1994,  as
 previously reported                 3,051,113     30,511     2,889,724             900,951        (253,350)       3,567,836
Prior Years adjustments for PTA
 and McKinley                          604,017      6,040       235,460           1,256,197               -        1,497,697

Net Income, PTA                              -                                        6,332               -            6,332
Net Income McKinley                          -          -             -             305,274               -          305,274
Distribution, McKinley                       -          -             -             (33,600)              -          (33,600)
                                    ----------   --------   -----------         -----------   -------------     ------------
Balance, January 2, 1994, as
 reported                            3,655,130     36,551     3,125,184           2,435,154        (253,350)       5,343,539
                                    ----------   --------   -----------         -----------   -------------     ------------
Balance, January 1, 1995, as
 previously reported                 5,198,343     51,983    22,528,792           3,905,588        (175,469)      26,310,894
Prior Years adjustments for PTA
 and McKinley                          604,017      6,040       235,460           1,534,203               -        1,775,703

Net Income PTA                               -          -             -             672,994               -          672,994
Net Income, McKinley                         -          -             -           1,544,209               -        1,544,209
Distribution, McKinley                       -          -             -             (56,400)              -          (56,400)

                                    ----------   --------   -----------         -----------   -------------     ------------
Balance, January 1, 1985, as
 reported                            5,802,360     58,023    22,764,252           7,600,594        (175,469)      30,247,400
                                    ----------   --------   -----------         -----------   -------------     ------------
Balance, December 31, 1995, as
 previously reported                47,749,920    477,499    96,559,933          12,605,002         (79,244)     109,563,190
Prior Years adjustments for PTA
 and McKinley                          604,017      6,040       235,460           3,695,006               -        3,936,506

Net Income, PTA                              -          -             -               3,194               -            3,194
Net Income, McKinley for three
 months ended December 31, 1994              -          -             -             704,517               -          704,517

Net Income, McKinley                         -          -             -           5,042,370               -        5,042,370
Distribution, McKinley                       -          -             -          (2,350,359)              -       (2,350,359)

Stock Splits                         3,020,085     30,201       (30,201)                  -               -                -
                                    ----------   --------   -----------         -----------   -------------     ------------
Balance, December 31, 1995, as
 reported                           51,374,022   $513,740   $96,765,192         $19,699,730   $     (79,244)    $116,899,418
                                    ==========   ========   ===========         ===========   =============     ============

  Basis of Consolidation
  The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Additionally, the Company's 49 percent owned affiliate, PeopleSystems, Inc., has been accounted for as a consolidated subsidiary, due to the Company's control by an agreement. All intercompany transactions have been eliminated in the accompanying consolidated financial statements.

  Fiscal Year
  The Company's fiscal year ends on the Sunday closest to December 31 of each year. Fiscal years ended January 2, 1994, January 1, 1995 and December 31, 1995 consist of 52 weeks.

  Cash and Cash Equivalents
  Cash and cash equivalents include deposits in banks, government money market funds, and short-term investments with original maturities of 90 days or less, when purchased.

                    ACCUSTAFF INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

  Investments
  On January 3, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities "(SFAS No. 115")." SFAS No. 115 requires that investments in debt and equity securities be designated as trading, held-to-maturity, or available-for-sale. These reporting categories determine the recognition and measurement of investments in the Company's financial statements. The cumulative effect as of January 3, 1994 of adopting SFAS No. 115 was not material to stockholders' equity.

  Investments, which consisted of U.S. Government Treasury and Agency instruments and corporate and municipal bonds with maturities of one year or less, were carried at cost, which approximated market value.

  Furniture, Equipment, and Leasehold Improvements
  Furniture, equipment, and leasehold improvements are recorded at cost less accumulated depreciation and amortization. Depreciation of furniture and equipment is computed using the straight-line method over the estimated useful lives of the assets, ranging from 3 to 15 years. Amortization of leasehold improvements is computed using the straight-line method over the useful life of the asset or the term of the lease, whichever is shorter. Costs associated with the development of the Company's proprietary software package have been deferred and are being amortized over a five-year period.

  Organizational Costs
  Organizational costs consist of certain expenditures related to the formation of the Company which are being amortized on a straight line basis over a period of five years. The amount capitalized was $315,341 at December 31, 1995 and January 1, 1995. Accumulated amortization was $229,809 and $165,519 at December 31, 1995 and January 1, 1995, respectively. These costs have been included in other assets in the accompanying financial statements.

  Goodwill
  Goodwill represents the excess of cost over fair value of net tangible assets acquired through acquisitions. Such excess of cost over fair value of net tangible assets acquired is being amortized on a straight-line basis over periods ranging from fifteen to thirty years. Management periodically reviews the potential impairment of goodwill on a non-discounted cash flow basis to assess recoverability. If the estimated future cash flows are projected to be less than the carrying amount, an impairment write-down (representing the carrying amount of the goodwill which exceeds the present value of estimated expected future cash flows) would be recorded as a period expense. Accumulated amortization was $1,500,749, and $211,987 as of December 31, 1995, and January 1, 1995, respectively.

  Revenue Recognition
  Revenue is recognized as income at the time the staffing services are provided.

  Advertising Costs
  Advertising costs are expensed as incurred except for advertising costs which have a contractual life. Advertising costs with a contractual life are amortized over the life of the contract, not to exceed one year.

  Income Taxes
  Effective May 4, 1992, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

                    ACCUSTAFF INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

  Earnings Per Share
  Net income per share has been computed using the weighted average number of common shares and dilutive common share equivalents outstanding during the period. Dilutive common share equivalents consist of restricted stock, convertible subordinated debentures, and stock options (calculated using the treasury stock method). Pursuant to the requirements of the Securities and Exchange Commission, common and common share equivalents issued at prices below the initial public offering price of 1.75 per share during the twelve months immediately preceding the effective date of the Company's initial public offering have been included in the calculation of common and common share equivalents, using the treasury stock method, as if they were outstanding for all periods presented.

  Pervasiveness of Estimates
  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Although management believes these estimates and assumptions are adequate, actual results may differ from the estimates and assumptions used.

  Reclassifications
  Certain amounts have been reclassified in 1993 and 1994 to conform to the 1995 presentation.

  UNAUDITED PRO FORMA DATA
  PTA International (PTA) and the McKinley Group (McKinley) prior to their acquisition by the Company had elected to be treated as S Corporations for federal and state income tax purposes. As such, PTA's and McKinley's taxable income is reported to and subject to tax to PTA's and McKinley's stockholders, respectively. The unaudited pro forma provision for income taxes reported on the consolidated statements of income shows approximate federal and state income taxes (by applying statutory income tax rates) that would have been incurred if PTA and McKinley had been subject to tax as a C Corporation.

3. ACQUISITIONS:
   For the year ended December 31, 1995
  On January 2, 1995, the Company completed the acquisition of the operating assets of Contemporary, a provider of temporary staffing services in the New York and New Jersey area, and all the outstanding common stock of Dupay Enterprises, Inc., d/b/a ASOSA Personnel (ASOSA), a provider of temporary staffing services in Arizona, for $3,147,000 and $2,610,000, respectively. The former shareholder of ASOSA may earn additional purchase price consideration up to $400,000 upon attainment of certain financial targets. The fair value of assets acquired, including goodwill, were $3,147,304 and $3,637,843, respectively, and liabilities assumed totaled $2,147,304 and $1,227,843, respectively. The excesses of purchase price over the fair value of net tangible assets acquired (goodwill) were $3,174,795 and $1,618,986, respectively, and are being amortized on a straight-line basis over 15 years.

  On May 1, 1995, the Company acquired all the outstanding common stock of LawStaf, Inc. (LawStaf), a provider of legal staffing services in Atlanta, Georgia and Attorneys Per Diem, Inc. (Attorneys Per Diem), a provider of legal staffing services in Maryland and the District of Columbia, for $1,035,000 and $2,700,000, which includes contingent payments of $133,334 disbursed in 1995, respectively. The former stockholders of LawStaf and Attorney's Per Diem may earn additional purchase price consideration upon attainment of certain earnings targets. The fair value of assets acquired, including goodwill, were $1,230,594 and $3,104,888, respectively, and liabilities assumed totaled $695,594 and $271,554, respectively. The excesses of purchase price over the fair value of net tangible assets acquired (goodwill) were $1,048,896 and $2,754,451, respectively, and are being amortized on a straight-line basis over 15 years.

  On July 2, 1995, the Company completed the acquisition of all the outstanding stock of Matthews Professional Employment Specialists, Inc. (Matthews), a provider of temporary staffing services in Illinois for $14,300,000.

                    ACCUSTAFF INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

3.  ACQUISITIONS, CONTINUED

The former stockholder of Matthews may earn additional purchase price consideration up to $10,700,000 upon attainment of certain targets. The fair value of assets acquired, including goodwill, was $14,943,814 and liabilities assumed totaled $643,814. The excess of purchase price over the fair value of net tangible assets acquired (goodwill) was $11,894,161 and is being amortized on a straight-line basis over 30 years.

  On July 30, 1995, the Company acquired the business of Special Counsel International, Inc., and its affiliate companies (Special Counsel), pursuant to certain asset purchases and mergers, for $1,000,000 in cash and $9,190,000 in notes payable, collateralized by standby letters of credit in the same amount which reduces the amount available to the Company under its revolving line of credit by a like amount, plus a contingent payment of $3,384,000 disbursed in 1995 and $2,308,750 in the first quarter of 1996. Special Counsel is an established provider of legal staffing services in New York City. The fair value of assets acquired, including goodwill, was $10,433,517 and liabilities assumed totaled $9,433,517. The excess of purchase price over the fair value of net tangible assets acquired (goodwill) was $9,478,321 and is being amortized on a straight-line basis over 30 years.

  Additionally effective on July 30, 1995, the Company acquired all the outstanding common stock of Bogard Temps, Inc. (Bogard) for $2,501,066. Bogard is a provider of clerical and other staffing services in Los Angeles. The former stockholder of Bogard may earn additional purchase price consideration upon attainment of certain arnings targets. The fair value of assets acquired, including goodwill, was $2,765,997 and liabilities assumed totaled $264,931. The excess of purchase price over the fair value of net tangible assets acquired (goodwill) was $1,431,949 and is being amortized on a straight-line basis over 15 years.

  On October 29, 1995, the Company acquired all of the outstanding common stock of Computer Professionals, Inc. (Computer Professionals) for $18,000,000. Computer Professionals is a provider of staffing solutions for companies with computer software and information technology needs. The fair value of assets acquired, including goodwill, was $23,294,933 and liabilities assumed totaled $8,294,933. The excess of purchase price over the fair value of net tangible assets acquired (goodwill) was $17,910,692 and is being amortized on a straight-line basis over 30 years.

  On November 26, 1995, the Company acquired all of the outstanding common stock of HR Management Services, Inc. (HR Management), a provider of managed services, strategic outsourcing, and traditional temporary services in Detroit, St. Louis, Chicago, and Washington, D.C., for $5,500,000. The former shareholders of HR Management may earn additional purchase price consideration upon attainment of certain earnings targets. The fair value of assets acquired, including goodwill, was $6,930,133 and liabilities assumed totaled $1,430,133. The excess of purchase price over the fair value of net tangible assets acquired (goodwill) was $3,467,761 and is being amortized on a straight-line basis over 30 years.

  On November 30, 1995, the Company acquired all of the outstanding stock of Advance/Possis Technical Services, Inc. (Advance/Possis), a provider of technical staffing and outsourced engineering, for $8,250,600. The former shareholders of Advance/Possis may earn additional purchase price consideration upon attainment of certain earnings targets. The fair value of assets acquired, including goodwill, was $10,461,662 and liabilities assumed totaled $2,211,062. The excess of purchase price over the fair value of net tangible assets acquired (goodwill) was $6,446,168 and is being amortized on a straight-line basis over 30 years.

  For the year ended January 1, 1995

  On March 2, 1994, the Company acquired all of the outstanding stock of Debbie Temps, Inc. (Debbie Temps), a provider of on a temporary, permanent or temporary to permanent basis in Illinois for $4,100,000. The fair value of assets acquired was $1,834,600 and liabilities assumed totaled $819,882. The excess of the purchase price over the fair value of the net assets acquired (goodwill) was $3,085,282 and is being amortized on a straight-line basis over 15 years.

  For the year ended JANUARY 2, 1994
  On December 13, 1993, the Company purchased all of the outstanding stock of Mid-States Technical Staffing, Inc. (Mid-States), which provides contract engineering staffing on a temporary, permanent, or temporary to permanent basis in Iowa

                    ACCUSTAFF INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

3.  ACQUISITIONS, CONTINUED

and Illinois, for $900,000, plus contingent payments of $321,000 and $228,000 disbursed in 1994 and 1995, respectively, in accordance with the purchase agreement. The fair value of assets acquired, including goodwill, was $1,759,615 and liabilities assumed totaled $310,615. The excess of the purchase price over the fair value of the net assets acquired (goodwill) was $941,433 and is being amortized over 15 years.

  Pursuant to the terms of the acquisition, the former shareholders of Mid-States may earn additional purchase price consideration, based on the percentage of Mid-States' gross profit, as defined in the agreement, for three years from the acquisition date. If Mid-States achieves the maximum gross profit percentages, additional consideration could approximate $242,000. Such additional consideration, if paid, will be accounted for as goodwill.

  The Company has accounted for all acquisitions through December 31, 1995 using the purchase method of accounting. The results of the acquired companies' operations have been included with those of the Company from the dates of the respective acquisitions.

  The unaudited pro forma results of operations listed below include the effects of the mergers discussed in Note 2 and reflect purchase accounting adjustments and pro-forma adjustments, including reduction of officers' compensation as the result of negotiated employment agreements, assuming the acquisition of Mid-States occurred at the beginning of fiscal 1993 and Debbie Temps occurred at the beginning of fiscal 1993 and 1994 and the acquisitions in fiscal 1995 had occurred at the beginning of fiscal 1994 and 1995. These pro forma amounts are not necessarily indicative of what actually would have occurred if the acquisitions had been in effect for the entire periods presented. In addition, they are not intended to be projections of future results and do not reflect any synergies that might be achieved from combined operations.


                                                              FISCAL
                                            ------------------------------------------
                                                1995           1994           1993
                                            ------------   ------------   ------------
                                             (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
Revenue.................................... $405,181,314   $284,343,720   $125,211,071
Gross profit...............................   81,307,252    225,247,174     23,521,360
Income from operations.....................   57,292,430     11,147,591      2,270,391
Income before provision for income taxes...   19,522,907      7,571,642      1,818,645
Net income.................................   11,995,435      2,847,025      1,120,409
Earnings per share.........................        $0.27          $0.16          $0.04

  Acquisitions Subsequent to December 31, 1995
  The Company has completed twenty-three acquisitions subsequent to December 31, 1995 including PTA and McKinley, for which the financial statements have been restated. (See Note 2). In January 1996, the company acquired (i) the stock of Tekna, Inc., Goldfarb-Wasson Associates, Inc. d/b/a GW Consulting, and an affiliated company and Excel Temporary Services, Inc. and affiliated companies; and (ii) the operating and business assets of Career Enhancement International, Inc. and Advantage Personnel Services, Inc. and an affiliated company. In February 1996, the Company acquired the stock of Additional Technical Support Inc. and affiliated companies. In March 1996, the Company acquired the operating assets and business operations of HNS Software, Inc. In April 1996, the Company acquired the operating assets and business operations of Alternative Temps, Inc. In May 1996, the Company acquired the operating assets and business operations of TempsAmerica East, Inc. and affiliated companies, the stock of Project Professionals, Inc.; the operating assets and business operations of Logue & Rice, Inc. and the stock of its affiliated companies; and the stock of Contact Recruiters, Inc. and an affiliated company. In June 1996, the Company acquired the stock of Openware Technologies, Inc. and the operating assets and business operations of CAD Design, Inc. In July 1996, the Company acquired the operating assets and business operations of Alta Technical Services, Inc., In-House Counsel, Inc. and TRAK Services, Inc. In August 1996, the Company acquired the stock of Perspective Technology, Inc., Datacorp Business Systems, Inc. and Staffware, Inc.

  The acquisition of Staffware has been accounted for under the pooling-of-interests method of accounting while the other acquisitions completed subsequent to December 31, 1995 have been accounted for under the purchase method of accounting. The Company acquired all of the stock of Staffware in exchange for 364,706 shares of the Company's common stock. The aggregate purchase price of the acquisitions accounted for under the purchase method of accounting was

                    ACCUSTAFF INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

3.  ACQUISITIONS, CONTINUED

$176.9 million, which was comprised of an aggregate of $160.1 million in cash, notes payable to the former shareholders of $14.8 million and stock of $2.0 million. In addition, certain former shareholders of the acquired companies are eligible to receive contingent consideration upon attainment of certain earnings targets. The excess of the purchase price over the fair value of the tangible assets (goodwill) is being amortized on a straight line basis over periods ranging from 15 to 30 years, including any contingent consideration paid for the purchase method acquisitions.

  The unaudited pro forma results of operations for fiscal 1995 listed below reflect purchase accounting adjustments and pro forma adjustments, including reduction of officers' compensation as the result of negotiated employment agreements, assuming the acquisitions which occurred subsequent to the year ended December 31, 1995 had occurred at the beginning of fiscal 1995. These pro forma amounts are not necessarily indicative of what actually would have occurred if the acquisitions had been in effect for the entire period presented. In addition, they are not intended to be projections of future results and do not reflect any synergies that might be achieved from combined operations.

                                                       FISCAL
                                                   -------------
                                                        1995
                                                   -------------
                                                    (Unaudited)
       Revenue...................................  $744,095,832
       Gross profit..............................   155,636,125
       Income from operations....................    41,083,786
       Income before provision for income taxes..    25,168,915
       Net income................................    15,364,221
       Earnings per share........................  $       0.35

4. ALLOWANCE FOR DOUBTFUL ACCOUNTS:

The allowance for doubtful accounts is as follows:

                                                FISCAL
                                   ---------------------------------
                                      1995        1994        1993
                                   ---------   ---------   ---------
Balance, beginning of period...... $ 325,000   $ 209,864   $ 203,197
Provision for doubtful accounts...   422,978     270,000     182,417
Charge-offs, net of recoveries....  (147,978)   (154,864)   (175,750)
                                   ---------   ---------   ---------
Balance, end of period............ $ 600,000   $ 325,000   $ 209,864
                                   =========   =========   =========

  The Company's management provides an allowance for doubtful accounts based upon an analysis of the economic condition of the Company's clients combined with the Company's historical performance of accounts receivable.

5. FURNITURE.  EQUIPMENT, LEASEHOLD IMPROVEMENTS, AND COMPUTER SOFTWARE COSTS:

  Furniture, equipment. leasehold improvements, and computer software costs consisted of the following at December 31, 1995 and January 1, 1995:

                                                       FISCAL
                                             --------------------------
                                                 1995           1994
                                             ------------   -----------
Furniture and equipment...................... $ 5,511,427   $ 2,511,190
Computer equipment...........................   3,019,577       725,643
Computer software costs......................   1,643,159       549,546
Leasehold improvements.......................     475,500       198,944
Automobiles..................................     242,973        15,937
                                              -----------   -----------
                                               10,892,636     4,001,260
Accumulated depreciation and amortization....  (4,658,049)   (1,959,192)
                                              -----------   -----------
                                              $ 6,234,587   $ 2,042,068
                                              ===========   ===========

                    ACCUSTAFF INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

5. FURNITURE. EQUIPTMENT, LEASEHOLD IMPROVEMENTS, AND COMPUTER SOFTWARE COSTS, CONTINUED

  The Company recognized depreciation expense of $752,247, $455,448 and $237,946 and amortization expense of computer software costs of $109,909, $103,734, and $150,118 in fiscal 1995, 1994, and 1993, respectively.

6. NOTES PAYABLE:

  Notes payable at December 31, 1995 and January 1, 1995 consisted of the following:

                                                                                            FISCAL
                                                                                    ------------ ----------
                                                                                       1995         1994
                                                                                    -----------  ----------
Revolving credit facility.........................................................  $       --   $      --
Note payable to former shareholder of Special Counsel International, including
    interest at 5.5% compounded annually, paid January 2, 1996....................    9,190,000         --
Note payable to former shareholders of Computer Professionals, including
    interest at 5.73% compounded annually due October 31, 1998....................    3,000,000         --
Note payable to Contemporary including interest at 6.19% payable in twelve quarterly installments, beginning on April 1, 1995 and $173,634, including interest at 6.34%, payable in thirty equal monthly installments beginning on
    August 1, 1995................................................................    1,602,463         --
Notes payable to former shareholders of Debbie Temps, including interest at 3.96% payable $1,250,000 on March 2, 1995 and $225,000 over 26
    months, collateralized by the stock of Debbie Temps, Inc......................      113,878   1,475,000
Other notes payable...............................................................    1,115,988      48,536
                                                                                    -----------  ----------
                                                                                     15,022,329   1,523,536
Current portion of notes payable..................................................   10,512,696   1,354,994
                                                                                    -----------  ----------
Long-term portion of notes payable................................................  $ 4,509,633  $  168,542
                                                                                    ===========  ==========


  The revolving credit facility contains certain covenants, such as requiring the Company to maintain specified current and tangible net worth ratios. In addition, the revolving line of credit does not permit the payment of dividends. The Company was in compliance with all covenants as of December 31, 1995 and January 1, 1995.

  On February 1, 1996, the revolving credit facility was amended and restated, increasing the available line from $25 million to $100 million. The facility has a five year maturity and bears interest using an incentive pricing model based on the LIBOR, federal funds, or the prime rate.

  Maturities of loans and Convertible Subordinated Debentures (see Note 15) maturities are as follows for the fiscal years subsequent to December 31, 1995:

FISCAL YEAR
- -----------
    1996...........................................     $10,513,805
    1997...........................................       3,524,756
    1998...........................................       3,181,919
    1999...........................................           3,826
    2000...........................................          98,023
                                                        -----------
                                                        $17,322,329
                                                        ===========

7. COMMITMENTS:

  Leases

  The Company leases office space under various non-cancelable operating leases. The following is a schedule of future minimum lease payments with terms in excess of one year:

FISCAL YEAR
- -----------
    1996............................................. $ 4,539,785
    1997.............................................   3,880,741
    1998.............................................   3,186,894
    1999.............................................   1,801,595
    2000.............................................     871,414
    Thereafter.......................................      98,915
                                                      -----------
                                                      $14,379,344
                                                      ===========

  Total rent expense for fiscal 1995, 1994, and 1993 was $2,044,798, $1,336,043, and $1,064,104, respectively, which includes approximately $411,478, $319,066, and $290,420, respectively, to related parties (see Note 8).

8. RELATED PARTY TRANSACTIONS:

  The Company leases its corporate offices from ATS Services, Inc. (ATS), an entity owned by a director of the Company, under a non-cancelable operating lease. Total rent paid in fiscal 1995, 1994, and 1993 was $120,000, annually.

  The Company leases several of its branch offices under non-cancelable operating leases from stockholders and paid rent of $291,478, $199,066. and $170,420 in fiscal 1995, 1994, and 1993, respectively.

  The Company provided management services to ATS for which the Company received approximately $127,500 during fiscal 1993. The Company did not provide such services in fiscal 1994 and 1995.

  The Company had trade receivables from related parties of $318.226 and $173,540 as of December 31, 1995 and January 1, 1995, respectively. These amounts have been included in accounts receivable in the accompanying financial statements.

  The Company provided temporary staffing to affiliated entities (other than PeopleSystems, Inc.) which are owned by stockholders of the Company and recorded revenue of $2,468,661, $2,024,670, and $1,706,534. and cost of revenue of
$2,267,313, $1,811,748. and $1,536,817 for fiscal 1995, 1994, and 1993, respectively.

  The Company, beginning January 2, 1995, began providing temporary staffing to PeopleSystems. Inc., which in turn provides the temporary staffing to ATI. The Company recorded revenue of $99,470,000. and cost of revenue of $89,540,000 under this arrangement for fiscal 1995.

9. INCOME TAXES:

  Comparative analysis of the provisions for income taxes follows:

                                         FISCAL
                          -----------------------------------
                             1995         1994         1993
                          ----------   ----------   ---------
Current:
       Federal........... $4,992,700   $1,913,000   $ 596,000
       State and local...    891,000      365,000     115,000
                          ----------   ----------   ---------
                           5,883,700    2,278,000     711,000
                          ----------   ----------   ---------
Deferred:
       Federal...........   (423,000)    (333,000)   (223,000)
       State and local...    (94,000)     (65,000)    (43,000)
                          ----------   ----------   ---------
                            (517,000)    (398,000)   (266,000)
                          ----------   ----------   ---------
                          $5,366,700   $1,880,000   $ 445,000
                          ==========   ==========   =========

  The difference between the actual income tax provision and the tax provision computed by applying the statutory federal income tax rate to income before provision for income taxes is attributable to the following:

                                                                   FISCAL
                                  ------------------------------------------------------------------------
                                             1995                     1994                  1993
                                  ------------------------  -----------------------  ---------------------
                                    AMOUNT     PERCENTAGE     AMOUNT    PERCENTAGE    AMOUNT   PERCENTAGE
                                  -----------  -----------  ----------  -----------  --------  -----------
Tax computed using the
     federal statutory rate.....  $4,923,000         35.0%  $1,661,000        34.0%  $393,000        34.0%
State income taxes, net of
     federal income tax effect..     619,000          4.4%     186,000         3.8%    44,000         3.8%
Other...........................    (175,300)       (1.2)%      33,000          .7%     8,000          .7%
                                  ----------        -----   ----------        ----   --------        ----
                                  $5,366,700         38.2%  $1,880,000        38.5%  $445,000        38.5%
                                  ==========        =====   ==========        ====   ========        ====

  The components of the deferred income tax assets and deferred income tax liabilities recorded on the accompanying consolidated balance sheets are as follows:

                                                                  FISCAL
                                                          -----------------------
                                                             1995         1994
                                                          -----------  ----------
Deferred income tax assets:
 Self-insurance reserves................................  $1,063,000   $ 615,000
 Allowance for doubtful accounts receivable.............     236,000     124,000
 Other..................................................      54,000      38,000
                                                          ----------   ---------
  Total deferred income tax assets......................   1,353,000     777,000
                                                          ----------   ---------
Deferred income tax liabilities:
 Amortization of computer software costs................    (113,000)   (145,000)
 Depreciation and amortization of furniture, equipment
   and leasehold improvements...........................    (110,000)
 Amortization of goodwill...............................     (53,000)
 Accounts receivable....................................           -     (72,000)
                                                          ----------   ---------
   Total deferred income tax liabilities                    (276,000)   (217,000)
                                                          ----------   ---------
  Net deferred income tax asset                           $1,077,000   $ 560,000
                                                          ==========   =========

  The net deferred income tax assets (liabilities) are reflected in the accompanying consolidated balance sheets as follows:

                                                                  FISCAL
                                                          -----------------------
                                                             1995         1994
                                                          -----------  ----------

   Deferred income tax assets---current portion.........  $1,353,000   $ 705,000
   Deferred income tax liabilities-non-current portion..    (276,000)   (145,000)
                                                          ----------   ---------
                                                          $1,077,000   $ 560,000
                                                          ==========   =========

  Management has determined, based on the history of prior taxable earnings and its expectations for the future , taxable income will more likely than not be sufficient to fully recognize deferred tax assets.

10. EMPLOYEE BENEFIT PLANS:

Profit Sharing Plan

  The Company has a noncontributory profit sharing plan that includes a 401(k) plan, which covers all full-time employees over age twenty-one with at least one year of employment and 1,000 hours of service. The Company may make annual contributions at the discretion of the Board of Directors, but contributions are limited to the maximum amount allowed under the provisions of the Internal Revenue Code. The Company did not contribute to the profit sharing plan during fiscal 1995, 1994, or 1993.

Employee Stock Purchase Plan

  Effective January 1, 1993, the Company adopted an employee stock purchase plan
(Plan) providing for the sale of 399,996 shares of stock to employees of the Company at the market value at date of grant. As of December 31, 1995 and January 1, 1995, 383,238 shares had been issued pursuant to the Plan.

11. STOCKHOLDERS' EQUITY:

Public Offerings of Common Stock

  On August 23, 1994, the Company completed its Initial Public Offering for the sale of 10,200,000 shares of common stock. Coincident with the offering, the underwriters of the offering exercised their 15% over-allotment option and accordingly an additional 1,800,000 shares of the Company's common stock were sold by the Company. The Company received $18,684,000 from the sale of the shares, net of underwriting discount and expenses associated with the offering. The net proceeds were used to repay all outstanding indebtedness under the Company's credit facility, which was approximately $4,900,000 and approximately $1,500,000 in acquisition indebtedness. The remaining proceeds were used primarily to fund additional acquisitions.

  On October 3, 1995, the Company completed another offering for the sale of 15,000,000 shares of common stock. The Company received $72,400,000 from the sale of the shares, net of underwriting discount and expenses associated with the offering. The net proceeds have been used to repay all outstanding indebtedness under the Company's credit facility, which was approximately $8,500,000. The remaining proceeds have been used primarily to fund additional acquisitions.

Incentive Employee Stock Plans

  Effective December 29, 1993, the Board of Directors approved the 1993 Stock Option Plan (the 1993 Plan) which provides for the granting of options for the purchase of up to an aggregate of 2,400,000 shares of common stock to key employees. Under the 1993 Plan, the Stock Option Committee (the Committee) of the Board of Directors has the discretion to award stock options, stock appreciation rights (SARS) or restricted stock to employees. Options may be either incentive stock options or non-qualified options and the option price shall be established by the Committee. Incentive stock options may be granted at an exercise price not less than 100% of the fair market value of a share on the effective date of the grant and non-qualified options may be granted at an exercise price not less than 50% of the fair market value of a share on the effective date of the grant.

  On August 24, 1995, the Board of Directors approved the 1995 Stock Option Plan (the 1995 Plan), subject to stockholder approval, which provides for the granting of options up to an aggregate of 3,000,000 shares of common stock to key employees under terms and provisions similar to the 1993 Plan. Subsequent to December 31, 1995, the 1995 Plan has been amended, subject to stockholder approval, to provide for the granting of an additional 6,000,000 shares, of which 2,841,000 additional options to acquire shares have been granted to key employees.

                    ACCUSTAFF INCORPORATED AND SUBSIDIARIES
             NOTES TO CONSOLIDATE FINANCIAL STATEMENTS, CONTINUED

11.  STOCKHOLDER'S EQUITY, CONTINUED
     Information pertaining to the 1993 and 1995 Plans is as follows:

                                                FISCAL 1995                    FISCAL 1994
                                       ---------------------------       -----------------------
                                                       AVERAGE                         AVERAGE
                                         SHARES      OPTION PRICE          SHARES   OPTION PRICE
                                       ---------     -------------       ---------  ------------
Options granted......................  2,766,006         $4.94             37,500        $2.19
Options vested.......................  2,128,500         $3.61            511,500        $0.96
Options exercised....................    440,700         $1.02             24,000        $0.63
Options canceled.....................          -             -             75,000        $1.25
Options available for future grants..    800,994             -            567,000            -
Options outstanding at year end......  4,134,306         $3.59          1,809,000        $1.00

  The Company has recorded deferred stock compensation expense, representing the difference between the fair market value and the option price at the date of the grant, in a separate component of stockholders' equity for the non-vested portion of stock options granted. The Company recognized $52,200 of compensation expense in both fiscal 1995 and 1994 for the vesting of options. Additional compensation expense of $60,900 will be recognized for the remaining vesting period for the options granted.

  Changes in the deferred stock compensation account are as follows:

                                             FISCAL 1995                 FISCAL 1994
                                         --------------------     ------------------------
                                           NUMBER                   NUMBER
                                         OF SHARES                 OF SHARES
                                          GRANTED     AMOUNT        GRANTED        AMOUNT
                                         ---------   --------     ----------     ---------
Outstanding at beginning of year..        780,000    $113,100     1,140,000       $165,300
Options granted during year.......              -           -             -              -
Amortized and vested..............       (660,000)    (52,200)     (360,000)       (52,200)
                                         ---------   --------     ----------      --------
Outstanding at year-end...........        120,000    $ 60,900       780,000       $113,100
                                         =========   ========     ==========      ========

Non-Employee Director Stock Plan

  Effective December 29, 1993, the Board of Directors approved a stock option plan (Director Plan) for non-employee directors, whereby 600,000 shares of common stock have been reserved for issuance to non-employee directors. The Director Plan allows each non-employee director to purchase 60,000 shares at an exercise price equal to the fair market value at the date of the grant. The options become exercisable ratably over a five-year period and expire ten years from the date of the grant. However, the options are exercisable for a maximum of three years after the individual ceases to be a director and if the director ceases to be a director within one year of appointment. the options are canceled. The Company granted 120,000 options under the Director's Plan with an exercise price of $1.25 during fiscal 1994.

Common Stock Sales

  In 1994, the Company sold 320,004 shares of common stock, including 180,000 shares to a member of the Board of Directors, at $1.25 per share, representing the fair value at date of sale.

Stock Splits

  Effective November 27, 1995, the Company's Board of Directors approved a two-for-one stock split of common stock for stockholders of record as of November 9, 1995. A total of $79,583 was transferred from additional contributed capital to the stated value of common stock in connection with the stock split. The par value of the common stock remains unchanged. All share and per share amounts have been restated to retroactively reflect the stock split.

                    ACCUSTAFF INCORPORATED AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATMENTS, CONTINUED

11. STOCKHOLDERS' EQUITY, CONTINUED:

  Effective March 6, 1996, the Company's Board of Directors approved a three-for-one stock split of common stock for stockholders of record as of March 20, 1996 for which the ex-dividend date is March 27, 1996. A total of $318,333 was transferred from additional contributed capital to the stated value of common stock in connection with the stock split. The par value of the common stock remains unchanged. All share and per share amounts have been restated to retroactively reflect the stock split.

12. CONCENTRATION OF CREDIT RISK:

  The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and trade accounts receivable. The Company places its cash with what it believes to be high credit quality institutions. At times such investments may be in excess of the FDIC insurance limit. The Company routinely assesses the financial strength of its customers and, as a consequence, believes that its trade accounts receivable credit risk exposure is limited.

13. SIGNIFICANT CUSTOMER INFORMATION:

  The Company provides clerical, light industrial, professional and technical staffing services to a wide range of businesses and government on both a temporary and permanent basis, primarily in the Southeastern, Midwestern, and Mid-Atlantic states. The Company has provided staffing services to ATI, a subsidiary of AT&T, which has comprised 31%, 24%, and 17% of revenue for fiscal 1995, 1994 and 1993, respectively. Such customer accounted for approximately 8%, 15% and 16% of trade accounts receivable for fiscal years 1995, 1994, and 1993, respectively.

  In January 1995, the Company was selected by ATI to become the primary provider of temporary staffing services for ATI's Telecommunications Operations. Those services are being provided through PeopleSystems, Inc., an affiliate of the Company, utilizing the Company's temporary employees.

14. ACCRUED WORKERS' COMPENSATION CLAIMS:

  During November 1993, the Company became self-insured with respect to workers' compensation claims for all employees, supplemented by insurance coverage which limits the Company's liability per occurrence. The limit of the Company's liability per occurrence was increased from $250,000, which has been the limit since the inception of the plan, to $350,000 in November, 1995. The excess insurance coverage provides coverage in excess of the limit of the Company's liability per occurrence.

  The Company has provided an accrual for the estimated amount of unsettled workers' compensation claims. This estimate was based, in part, on an evaluation of information provided by the Company's third-party administrator and its independent actuary, and represents management's best estimate of the Company's future liability. The Company's management believes that the difference, if any, between the amounts recorded at December 31, 1995, for its estimated liability and the costs of settling the actual claims, will not be material to the results of operations.

                                               FISCAL
                                     --------------------------
                                         1995          1994
                                     ------------  ------------

Balance, beginning of period.......  $ 1,500,000   $   800,000
Estimated cost of claims incurred..    4,417,189     1,748,606
Payments...........................   (3,217,189)   (1,048,606)
                                     -----------   -----------
Balance, end of period.............  $ 2,700,000   $ 1,500,000
                                     ===========   ===========

                    ACCUSTAFF INCORPORATED AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

14. ACCRUED WORKERS' COMPENSATION CLAIMS, CONTINUED:

  The Company's primary insurance carrier requires the Company to maintain an irrevocable letter of credit to cover potential claim losses under the self-insurance portion of the plan. At December 31, 1995 and January 1, 1995, the letter of credit amounted to $2,400,000 and $1,500,000, respectively.

15. CONVERTIBLE SUBORDINATED DEBENTURES:

  During the first quarter of 1994, the Company sold $2,300,000 principal amount of 6% Convertible Subordinated Debentures, due January 31, 1997. The debentures are convertible at the option of the debenture holders into shares of the Company's common stock at a price of $1.25 per share. In addition to the convertible subordinated debentures, the Company has also granted options to certain debenture holders, whereby they can purchase an additional $2,000,000 of 6% Convertible Subordinated Debentures, due January 31, 1997, which are convertible into shares of common stock at a conversion price of $1.38 per share. Included in the debentures was a $500,000 debenture to a Board member which was redeemable at the Company's option at 100% of principal. During fiscal 1994, this debenture was called by the Company. The holder exercised his option to convert the debenture for 399,996 shares of common stock.

  In the first quarter of 1995, the debenture holders converted their options to purchase an $2,000,000 of 6% Convertible Subordinated Debentures, due January 31, 1997, which are convertible into shares of common stock at a conversion price of $1.38 per share. In addition, on October 24, 1995, the holders of $1,500,000 million in principal amount of the Company's 6% Convertible Subordinated Debentures presented their debentures to the Company for conversion. The debentures were converted into 1,127,262 shares of the Company's common stock.

16. FINANCIAL INSTRUMENTS FAIR VALUE DISCLOSURE (IN THOUSANDS):

  The following summary disclosures are made in accordance with the provisions of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," which requires the disclosure of fair value information about both on-and off-balance sheet financial instruments where it is practicable to estimate the value. Fair value is defined in SFAS No. 107 as the amount at which an instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. It is not the Company's intent to enter into such exchanges.

  The following methods and assumptions were used in estimating the fair value of financial instruments:

  Cash and cash equivalents. The carrying amounts reported in the balance sheets for cash and cash equivalents approximate their estimated fair values.

  Investments.  The value approximates fair value based on quoted market prices.

  Debt. The fair value of debt instruments is based on rates available to the Company for debt with similar terms and maturities.

Convertible Subordinated Debentures.

  Convertible Subordinated debentures are convertible into shares of common stock at EITHER $1.25 or $1.38 per share. The fair value of the subordinated debt instrument is based on estimated rates for debt instruments with similar terms and maturities.

  Because SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements, any aggregation of the fair value amounts presented would not represent the underlying value of the Company.

                    ACCUSTAFF INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED



16.  FINANCIAL INSTRUMENTS FAIR VALUE DISCLOSURE (IN THOUSANDS), CONTINUED:

                                                          DECEMBER 31, 1995                  JANUARY 1, 1995
                                                       -----------------------           ----------------------
                                                       CARRYING     ESTIMATED            CARRYING     ESTIMATED
                                                        AMOUNT     FAIR VALUE             AMOUNT     FAIR VALUE
                                                       --------    -----------           --------    ----------
Assets:
          Cash and cash equivalents............        $34,427     $34,427               $9,087      $9,087
          Investments..........................              -           -                6,815       6,815

Liabilities:
          Debt.................................         15,023      14,900                1,524       1,524
          Convertible subordinated debentures..          2,300       2,289                1,800       1,783


      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion has been updated for the effects of the mergers of PTA International ("Perma Temps") and The McKinley Group, Inc. ("McKinley") on the Company's Consolidated Financial Statements and should be read in connection with the Company's Consolidated Financial Statements and the related notes thereto included elsewhere herein. The Company's fiscal year ends on the Sunday closest to December 31.

INTRODUCTION

     Through September 16, 1996, the Company has acquired 35 staffing companies since its formation in 1992. Each of these acquisitions, other than the mergers of Perma Temps, McKinley and Staffware which were or will be accounted for under the pooling-of-interests method of accounting, has been or will be accounted for using the purchase method of accounting. The results of the operations of each of the companies acquired through December 31, 1995, have been included in the financial statements since the date of acquisition. Under the pooling-of-interests method of accounting, the Company's financial statements have been restated to reflect the Perma Temps and McKinley acquisitions; therefore, the following discussion of the Company's results of operations includes those acquisitions. In the future, the Company's revenues and expenses may be significantly affected by the number and timing of the opening or acquisition of additional offices. The timing of such expansion activities also can affect period-to-period comparisons.

     The Company offers a broad range of staffing and outsourcing services through three divisions: the Professional Services division, which provides specialized services such as information technology, technical, legal and accounting; the Commercial division, which provides clerical and light industrial staffing services; and the Telecommunications division, which provides personnel for customer care and inbound and outbound telemarketing services to American Transtech, Inc. ("ATI"). The Professional Services division generally enjoys higher gross margins than the Company's other divisions. The Telecommunications division is characterized by higher volumes, lower gross margins and lower operating expenses than the Company's other divisions.
See --Results of Operations."

     Temporary personnel placed by AccuStaff are generally Company employees. AccuStaff is responsible for employee related expenses for its temporary employees, including workers' compensation, unemployment -compensation insurance, Medicare and Social Security taxes and general payroll expenses. The Company does not provide health, dental, disability or life insurance to its temporary employees except in certain circumstances. Generally, the Company bills its clients for the hourly wages paid to the temporary employees placed with the client, plus a negotiated markup. Depending on the arrangements negotiated with the client, the markup may be fixed or may allow direct pass-throughs of increases in expenses such as unemployment compensation insurance and workers' compensation insurance. Because the Company pays its temporary employees only for the hours they actually work, wages for the Company's temporary personnel are a variable cost that increase or decrease in proportion to revenue. See "Business-Operations-Temporary Employees."

RESULTS OF OPERATIONS

     The following table set-, forth the percentage of revenues represented by certain items the Company's consolidated statement of income for the indicated periods.


                                                  Fiscal Years Ended
                                        -----------------------------------
                                          Jan. 2,     Jan. 1,    Dec. 31,
                                           1994        1995        1995
Revenue
                                        ---------   ---------   ----------
     Commercial division                   71.2%       61.0%       51.1%
     Professional Services division        10.4        15.3        17.5
     Telecommunications division           18.4        23.7        31.4
                                        ---------   ---------   ----------
           Total                          100.0       100.0       100.0
Cost of revenue                            82.4        81.9        81.1
                                        ---------   ---------   ----------
Gross profit                               17.6        18.1        18.9
Operating expenses                         16.0        13.8        12.9
                                        ---------   ---------   ----------
Income from operations                      1.6        4.3         6.0
Interest expense                           (0.4)      (0.3)       (0.3)
Other income                                0.1        0.2         0.3
                                        ---------   ---------   ----------
Income before provision for income taxes    1.3        4.2         6.0
Provision for income taxes                  0.4        1.1         1.7
                                        ---------   ---------   ----------
Net income                                  0.9%       3.1%        4.3%
                                        =========   =========   ==========

     The following table sets forth the gross profit as a percentage of revenue ("gross margin" or "margin") for each of the Company's three divisions for the indicated periods.


                                                 FISCAL YEARS ENDED
                                        -----------------------------------
                                            JAN. 2,     JAN. 1,      DEC. 31,
                                            1994        1995          1995
                                        -----------------------------------
Commercial                                  18.7%        19.4%       20.4%
Professional Services                       26.2         28.6        30.8
Telecommunications                           8.3          8.1        10.0

FISCAL 1995 COMPARED TO FISCAL 1994

     Revenue. Revenue increased $150.2 million, or 90.2%, to $316.8 million in fiscal 1995 from $166.6 million in fiscal 1994. The increase was attributable by division to: Commercial, $60.2 million, or an increase of 59.3%; - Professional Services, $30.1 million, or an increase of 118.3%; and Telecommunications, $59.9 million, or an increase of 151.2%. Of the increase in the Commercial division, $44.0 million was attributable to acquisitions, primarily the acquisitions of ASOSA and Contemporary in January 1995, and Matthews in July 1995, and $16.2 million was attributable to internal growth of existing offices. Of the increase in the Professional Services division, $13.4 million was attributable to acquisitions, primarily the acquisitions of Special Counsel International in July 1995 and CPI in October 1995 and $16.7 million was attributable to the internal growth of existing offices and the opening of new branches. The increase in the Telecommunications division was attributable to increasing volumes with ATI. See "Business-The Company's Staffing Services Telecommunications Division."

     Gross Profit. Gross profit increased $29.8 million, or 98.5%, to $60.0 million in fiscal 1995 from $30.2 million in fiscal 1994. Gross margin increased to 18.9% in fiscal 1995 from 18.1% in fiscal 1994. In the Commercial, Professional Services and Telecommunications divisions gross profits increased $13.2 million, $9.9 million and $6.7 million and gross margins increased by 1.0%, 2.2%, and 1.9%, respectively, over fiscal 1994 amounts. Of the gross profit increases, $8.5 million and $4.8 million were due to acquisitions in both the Commercial and Professional Services division, respectively.

     Operating Expenses. Operating expenses increased $18.0 million, or 78.6%, to $41.0 million in fiscal 1995 from $23.0 million in fiscal 1994. Operating expenses as a percentage of revenue decreased to 12.9% in fiscal 1995, from 13.8% in fiscal 1994. The decline in operating expenses as a percentage of revenue is attributable to the Company's ability to spread expenses over a larger revenue base, particularly in the Telecommunications division.

     Income from Operations. Income from operations increased $11.7 million, or 161.2%. to $19.0 million in fiscal 1995 from $7.3 million in fiscal 1994.
Income from operations as a percentage of revenue increased to 6.0% in fiscal 1995 from 4.3% in fiscal 1994.

     Interest Expense. Interest expense increased $305,000, or 54.6 %, to $862,000 in fiscal 1995 from $557,000 in fiscal 1994. The increase is attributable to acquisitions which were funded with borrowings under the Company's revolving line of credit prior to the October 1995 closing of the Company's Common Stock offering. The average interest rate paid by the Company on borrowings under its revolving credit facility in fiscal 1995 and fiscal 1994 was 6.6% per annum and 8.0% per annum, respectively.

     Other Income. Other income consists primarily of interest income. Interest income increased $485,000, or 143.9%, to $821,000 in fiscal 1995 from $336,000 in fiscal 1994 and was generated primarily from the net proceeds from the Company's initial public offering of Common Stock completed in August 1994 and the net proceeds from the Company's Common Stock offering completed in October 1995.

     Pro Forma Income Taxes. The Company's effective tax rate was 38.5% in fiscal 1995 and 37.6% in fiscal 1994. Note that the Company's financial statements have been restated to give effect to the acquistions of PTA and McKinley which were both S-Corporations prior to their acquisition by the Company. Therefore, the net income of PTA and McKinley was not subject to income taxes. The Company has applied a pro forma provisions for income taxes to account for income taxes of PTA and McKinley as if such income had been taxable at the Company's effective tax rate.

     Pro Forma Net Income. As a result of the foregoing, pro forma net income increased $7.4 million or 165.4%, to $11.8 million in fiscal 1995 from $4.4 million in fiscal 1994. Pro forma net income as a percentage of revenue increased to 3.7% in fiscal 1995 from 2.7% in fiscal 1994.

FISCAL 1994 COMPARED TO FISCAL 1993

     Revenue. Revenue increased $58.4 million, or 54.0%, to $166.6 million in fiscal 1994 from $108.2 million in fiscal 1993. Of the increase, $12.9 million was attributable to the acquisition of Debbie Temps in March 1994 and $5.3 million was attributable to the acquisition of Mid-States in December 1993. The remaining increase of $29.7 million was attributable by division to: Commercial, $11.6 million, or an increase of 40.2%-, Professional Services, $8.9 million, or an increase of 47.5%; and Telecommunications, $19.7 million, or an increase of 99.0%.

     Gross Profit. Gross profit increased $11.2 million, or 58.6%, to $30.2 million in fiscal 1994 from $19.1 million in fiscal 1993. Gross margin increased to 18.1% in fiscal 1994 from 17.6% in fiscal 1993. The increase in gross profit of $11.2 million was from the following sources: Debbie Temps contributed $3.4 million, MidStates contributed $1.6 million and AccuStaff contributed $6.2 million. These increases in gross profit were largely attributable to increases in volume rather than increases in margin.

     Operating Expenses. Operating expenses increased $5.7 million, or 32.9%, to $23.0 million in fiscal 1994 from $17.3 million in fiscal 1993. Operating expenses as a percentage of revenue decreased to 13.8% in fiscal 1994 from 16.0% in fiscal 1993. The decline was attributable to the Company's ability to spread expenses over a larger revenue base in fiscal 1994.

     Income From Operations. Income from operations increased $5.5 million, or 307.4%, to $7.3 million in fiscal 1994 from $1.8 million in fiscal 1993. Income from operations as a percentage of revenue increased to 4.3% in fiscal 1994 from 1.7% in fiscal 1993.

     Interest Expense. Interest expense increased $99,000, or 21.6%, to $557,000 in fiscal 1994 from $458,000 in fiscal 1993. This increase reflects additional borrowings in fiscal 1994, incurred prior to the Company's initial public offering, to fund working capital requirements, improvement of the Company's management information systems and the acquisitions of Mid-States and Debbie Temps. The average interest rate paid by the Company on borrowings under its revolving credit facility in fiscal 1994 and fiscal 1993 was 8.0% per annurn and 6.7% per annum. respectively.

     Other Income. Interest income was $383,000 for fiscal 1994 and was generated primarily from the investment of the net proceeds from the Company's initial public offering of Common Stock completed in August 1994. During fiscal 1993, the Company received management fees of $128,000 from ATS Services, Inc., a company affiliated with the Company's chairman, resulting from the provision of human resources, accounting, payroll and other back office services. Effective January 1, 1994, ATS Services, Inc. completed the hiring of its own management team. ATS Services, Inc. has not received any management services from the Company nor has it paid any management fees to the Company since prior to fiscal 1994.

     Pro Forma Income Taxes. The Company's effective income tax rate was 37.6% in fiscal 1994 and 38.5% fiscal 1993. Note that the Company's financial statements have been restated to give effect to the acquistions of PTA and McKinley which were both S-Corporations prior to their acquisition by the Company. Therefore, the net income of PTA and McKinley was not subject to income taxes. The Company has applied a pro forma provisions for income taxes to account for income taxes of PTA and McKinley as if such income had been taxable at the Company's effective tax rate.


     Pro Forma Net Income. As a result of the foregoing, pro forma net income increased $3.5 million, or 390.3%, to $4.4 million in fiscal 1994 from $904,000 in fiscal 1993. Pro forma net income as a percentage of revenue increased to 2.7% in fiscal 1994 from 0.8% in fiscal 1993.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary sources of funds are from operations, proceeds of Common Stock offerings and borrowings under its $150 million revolving credit facility. The Company's principal uses of cash are to fund acquisitions, working capital and capital expenditures. The Company generally pays its temporary employees weekly for their services while receiving payments from customers 35 to 60 days from the date of invoice. As new offices are established or acquired, or as existing offices expand, there will be increasing requirements for cash resources to fund current operations.

     In October 1995, the Company completed a Common Stock offering from which it realized net proceeds of approximately $72.4 million. The net proceeds were used primarily to fund new acquisitions and repay outstanding indebtedness from prior acquisitions.

     In March 1995, the holders of certain debentures exercised their option to purchase $2.0 million of 6% Convertible Subordinated Debentures, convertible into the Company's Common Stock at $1.38 per share. The Company used the proceeds of the sales to partially fund acquisitions.

     During April 1996, the Company completed a secondary offering of 11.79 million shares of common stock from which the Company received net proceeds of approximately $304.7 million. The net proceeds have been used, in part, to repay $92.8 million in outstanding indebtedness under the Company's revolving credit facility, while an additional $44.4 was used to fund acquisitions and for other general corporate purposes through June 30, 1996. As of June 30, 1996, the Company had $167.5 million in cash and cash equivalents which are available for other general corporate purposes, including possible acquisitions.

     The Company is also obligated under various acquisition agreements to make earn-out payments to former stockholders of acquired companies over the next five years. The Company cannot currently estimate the total amount of these payments; however, the Company anticipates that the cash generated by the operations of the acquired companies will provide a substantial part of the capital required to fund the earn-out payments.

     The Company anticipates that capital expenditures for improvements to its management information and operating systems will require capital expenditures during the next twelve months of approximately $6.0 million. The Company anticipates recurring capital expenditures in future years to be approximately $1.5 million per year.

     The Company believes that funds provided by operations, available borrowings under the credit facility, current amounts of cash and the net proceeds from the sale of Common Stock offered hereby will be sufficient to meet its presently anticipated needs for working capital, capital expenditures and acquisitions for at least the next 12 months.

INDEBTEDNESS OF THE COMPANY

     The Company has a revolving credit facility with a commercial bank which is secured by substantially all of the Company's assets. The facility has a limit of $150 million. The facility was syndicated to a group of 13 banks, with NationsBank (South), N.A. as agent.

The credit facility has a term of five years expiring February 1, 2001. Outstanding amounts under the credit facility bear interest at certain floating rates as specified by the credit facility. The credit facility contains certain affirmative and negative covenants relating to the Company's operations, including a prohibition on making any business acquisition without the consent of the lenders holding not less than two-thirds of the credit exposure under the credit facility for acquisitions of a size requiring lender consent, if the cost of the acquisition (including cash or non-cash consideration paid and the amount of indebtedness assumed) exceeds the lesser of $20 million or 10% of the Company's consolidated stockholders equity.

     The Company has certain notes payable to shareholders of acquired companies. The notes payable bear interest at rates ranging from 5.0% to 8.0% and have repayment terms from April 1996 to March 1999. As of September 16, 1996, the Company owed approximately $19.3 million in such acquisition indebtedness.

     The Company had $2.3 million of 6% Convertible Subordinated Debentures outstanding as of December 31, 1995, $1.3 million of which are convertible into Common Stock at a price of $1.25 per share and $1.0 million of which are convertible into Common Stock at $1.38 per share. During 1996, the holders of $1.3 million of the Company's 6% Convertible Subordinated Debentures converted their debt into shares of the Company's common stock at a conversion price of $1.25 per share leaving the Company with $1.0 million of 6% Convertible Subordinated Debentures outstanding which are convertible into Common Stock at $1.38 per share. All of the Convertible Subordinated Debentures mature in January 1997 and are not redeemable.

INFLATION

     The effects of inflation on the Company's operations were not significant during the periods presented in the financial statements. Generally, throughout the periods discussed above, the increases in revenue have resulted primarily from higher volumes, rather than price increases.

OTHER MATTERS

     Effective October 1, 1995, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This standard requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of this standard did not have a material effect on reported earnings, financial condition or cash flows because this was essentially the same method used in the past to measure and record asset impairments.

     In 1996 the Company will adopt SFAS No. 123, "Accounting for Stock-Based Compensation." This standard establishes a fair value method for accounting for stock-based compensation plans, either through recognition or disclosure. The Company intends to adopt this standard by disclosing the pro forma net income and earnings per share amounts assuming the fair value method was adopted on January 1, 1995. The adoption of this standard will not impact results of operations, financial position or cash flows.



                                 EXHIBIT INDEX

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
 23.1 Consent of Coopers & Lybrand L.L.P.